NGL Energy Partners LP Announces Fourth Quarter Fiscal 2016 Results

•	Net loss for the fourth quarter of Fiscal 2016 was $207.0 million, including $252.9 million of net non-cash charges.

•
Adjusted EBITDA for the fourth quarter of Fiscal 2016 was $154.0 million and $424.1 million for Fiscal 2016 compared to $185.0 million for the fourth quarter of 2015 and $443.3 million for Fiscal 2015.

•	Distributable Cash Flow for the fourth quarter of Fiscal 2016 was $128.3 million.

•
Completed significant balance sheet and liquidity enhancements during the past four months including the sale of its general partner interest in TLP for $350 million (February) and all of its common units in TLP for approximately $112.4 million (April), issuance of $200 million Class A Preferred Units to Oaktree Capital Management, L.P. (April) and repurchase of approximately $100 million of senior notes at then market prices (February-April).

•	Re-iterates Fiscal Year 2017 Adjusted EBITDA guidance of $500 million and expects distribution coverage of approximately 2.0x.
TULSA, Okla.--(BUSINESS WIRE)--May 27, 2016-- NGL Energy Partners LP (NYSE:NGL) (“NGL” or the “Partnership”) today reported a net loss for the quarter ended March 31, 2016 of $207.0 million including gains related to the sale of the TLP GP and the early extinguishment of debt totaling $158.9 million offset by a non-cash impairment charge of $380.2 million related to the Water Solutions segment. Adjusted EBITDA was $154.0 million for the quarter ended March 31, 2016, compared to Adjusted EBITDA of $185.0 million during the quarter ended March 31, 2015. This represents a decrease of 17% year over year driven by the decline in commodity prices and warmer weather. Distributable Cash Flow was $128.3 million for the quarter ended March 31, 2016, compared to $153.5 million for the quarter ended March 31, 2015. Net loss for the fiscal year ended March 31, 2016 was $187.1 million with Adjusted EBITDA for the year of $424.1 million, compared to net income and Adjusted EBITDA of $50.2 million and $443.3 million, respectively, for the year ended March 31, 2015. The current year was impacted by the significant decline in commodity prices and the goodwill impairment offset by a portion of the gain on the sale of the TLP GP and early extinguishment of debt compared to the prior year.
“We are very pleased with our fiscal year 2016 EBITDA performance and recent delevering events given the challenging energy environment. Our fourth quarter results were impacted by the continued decline in commodity prices compounded by a continuing unseasonably warm winter. We were able to offset those impacts by increasing volumes in our Refined Products business, optimizing our operations and taking advantage of a contango commodities market. This is a testament to our strategy of having an integrated and diversified portfolio of midstream businesses which serve as natural hedges against commodity price declines,” said Mike Krimbill, CEO of NGL. “Additionally, we have made tremendous progress over the past six months to improve our balance sheet, enhance our liquidity and continue to focus on the opportunities to grow our five business segments.”
Capitalization and Liquidity
NGL had total liquidity (cash plus available capacity on its revolving credit facility) of $329.9 million as of March 31, 2016. Total long-term debt outstanding, excluding the working capital borrowings, was $2,294.3 million at March 31, 2016, compared to $2,720.0 million at December 31, 2015, a decrease of $425.7 million. Total debt outstanding has been reduced further by the proceeds from the TLP LP unit sale, the Class A Preferred Units proceeds and a portion of the Senior Note repurchases, all of which occurred subsequent to March 31, 2016.
On February 1, 2016, we closed on the sale of the general partner of TLP for approximately $350 million, and as a result, we no longer consolidate TLP’s outstanding long-term debt. The proceeds from the sale were used to repay amounts outstanding under our revolving credit facility. Additionally, we repurchased $61.7 million of our 6.875% Senior Notes for $36.4 million and $11.5 million of our 5.125% Senior Notes for $7.0 million during the quarter ended March 31, 2016.
In April 2016, we sold all of the 3.2 million common units we held in TLP LP for approximately $112.4 million in proceeds, announced that we entered into a $200 million private placement of 10.75% Class A Preferred Units with Oaktree Capital Management L.P. and repurchased an additional $5.0 million of our 5.125% Senior Notes and $19.2 million of our 6.875% Senior Notes for an aggregate purchase price of $15.1 million. The first closing of the Class A Preferred Unit transaction occurred on May 11, 2016, at which time we received gross proceeds of $100 million. We expect the second closing of $100 million to occur prior to June 30, 2016.

Quarterly Results of Operations
The Partnership reported a net loss of $207.0 million for the quarter ended March 31, 2016, compared to net income of $111.3 million during the quarter ended March 31, 2015. During the quarter ended March 31, 2016, the Partnership recorded an impairment charge to goodwill of $380.2 million related to the Water Solutions segment and recorded losses on the disposal or impairment of long-lived assets of $67.9 million. These losses were offset by a gain recorded on the sale of the Partnership’s general partner interest in TLP of $130.4 million, a revaluation gain of $36.3 million and a gain of $28.5 million due to the early extinguishment of a portion of its Senior Notes. Additionally, approximately $199.5 million of gain related to the sale of the TLP GP is being deferred and will be recognized ratably through 2023. This amount is included in current and noncurrent liabilities on our March 31, 2016 balance sheet. Excluding these one-time items, the Partnership would have recognized net income of $46.0 million during the quarter. The following table summarizes operating income (loss) by operating segment for the fourth quarter ended (in thousands):

	March 31, 2016	March 31, 2015
Crude Oil Logistics	$(53,434)	$(10,519)
Refined Products & Renewables	167,473	18,042
Liquids	23,353	49,104
Retail Propane	32,111	47,246
Water Solutions	(357,973)	16,950
Corporate and Other	(15,775)	(18,697)
Total Operating Income (Loss)	$(204,245)	$102,126
The tables included in this release reconcile operating income to Adjusted EBITDA for each of our operating segments.
Crude Oil Logistics
The Partnership’s Crude Oil Logistics segment generated Adjusted EBITDA of $16.9 million for the quarter ended March 31, 2016, compared to Adjusted EBITDA of $30.2 million for the quarter ended March 31, 2015. The current quarter results were benefited by a contango market supporting demand for storage and offset by lower crude oil volumes transported as prices and production in the United States continued to decline. During the quarter ended March 31, 2016, we incurred non-cash impairment charges and losses on disposal of assets of $52.8 million, compared to $3.5 million of charges during the quarter ended March 31, 2015, including the sale of a portion of our crude oil trucking fleet and a reduction in the value of steel and pipe inventories to current market.
The Partnership’s Grand Mesa project is on schedule and it anticipates crude oil shipments to begin by November 1, 2016. The Partnership currently expects year one EBITDA related to this project to be approximately $120 million and year two EBITDA to be approximately $150 million. The average contract term on the pipeline is approximately nine years and all contracts are fee-based with minimum volume commitments. The Partnership expects remaining capital expenditures for the project to total approximately $110 million.
Refined Products and Renewables
The Partnership’s Refined Products and Renewables segment generated Adjusted EBITDA of $52.3 million during the quarter ended March 31, 2016. During the quarter ended March 31, 2015, the Partnership generated Adjusted EBITDA of $25.3 million. The number of refined product barrels sold during the quarter ended March 31, 2016 increased by approximately 8.8 million barrels compared to the same period in the prior year driven by increased demand for motor fuels in the current low gasoline price environment. Renewable barrels sold during the quarter ended March 31, 2016 were approximately 1.7 million compared to approximately 1.4 million for the quarter ended March 31, 2015. The sale of the TLP GP and TLP common units is not expected to have any negative impact on our normal, recurring refined products and renewables operations going forward and we expect this segment to meet or exceed its fiscal year 2016 performance in the upcoming year.
Liquids
The Partnership’s Liquids segment generated Adjusted EBITDA of $37.9 million for the quarter ended March 31, 2016, compared to Adjusted EBITDA of $48.3 million for the quarter ended March 31, 2015. Propane volumes decreased by 56.8 million gallons, or 11.8%, during the quarter ended March 31, 2016, compared to the quarter ended March 31, 2015 primarily driven by the warmer than normal winter weather. Other Liquids volumes decreased by 17.0 million gallons, or 8.0%, for the quarter ended March 31, 2016, compared to the same period in the prior year. Total product margin per gallon was $0.07 for the quarter ended March 31, 2016, compared to $0.09 for the quarter ended March 31, 2015.
Retail Propane
The Partnership’s Retail Propane segment generated Adjusted EBITDA of $40.8 million for the quarter ended March 31, 2016, compared to Adjusted EBITDA of $56.4 million for the quarter ended March 31, 2015. Propane sold during the quarter ended March 31, 2016 decreased by 11.5 million gallons compared to the quarter ended March 31, 2015. Distillates sold during the quarter ended March 31, 2016 decreased by approximately 3.8 million gallons compared to the quarter ended March 31, 2015. The Partnership’s Retail Propane segment was also negatively impacted by the warmer winter weather with an overall volume decrease of 16.9% compared to the same period in the prior year. The margin per gallon was $0.91 for the quarter ended March 31, 2016, compared to $0.96 for the quarter ended March 31, 2015, which resulted from a higher percentage of volumes in prepaid, fixed price programs being delivered compared to spot volumes.
Water Solutions
The Partnership’s Water Solutions segment generated Adjusted EBITDA of $11.6 million for the quarter ended March 31, 2016, compared to Adjusted EBITDA of $33.0 million during the quarter ended March 31, 2015. Water barrels processed during the quarter ended March 31, 2016 were 43.6 million, compared to 48.9 million for the quarter ended March 31, 2015. Revenues from recovered hydrocarbons decreased by $8.9 million for the quarter ended March 31, 2016, compared to the quarter ended March 31, 2015. Our Water Solutions segment continues to be negatively impacted by the reduction in crude oil production as a result of the continued depressed crude oil price environment.
Corporate and Other
The Adjusted EBITDA for Corporate and Other was a loss of $5.5 million during the quarter ended March 31, 2016, compared to a loss of $8.2 million for the quarter ended March 31, 2015. Compensation expense decreased by $4.3 million during the quarter ended March 31, 2016, compared to the quarter ended March 31, 2015. Acquisition related expenses decreased by approximately $1.3 million during the quarter compared to the same period in the prior year. Growth capital expenditures totaled $154.5 million for the quarter and $613.6 million for the year ended March 31, 2016 primarily related to the Grand Mesa pipeline project. Management continues to focus on cost management while also taking advantage of market opportunities in the current environment.
Fiscal Year 2017 Guidance
For fiscal year 2017, the Partnership expects to generate Adjusted EBITDA of approximately $500 million, which includes Adjusted EBITDA for the Grand Mesa project for five months at approximately $10 million per month. Distributable Cash Flow is expected to be over $350 million and would generate approximately $175 million, or about 2.0x coverage at our current annualized distribution rate, including distributions on the Class A Preferred units. The Partnership currently expects to spend between $200 million and $300 million on growth capital expenditures during fiscal year 2017, including approximately $110 million related to the completion of Grand Mesa.
Fourth Quarter Conference Call Information
A conference call to discuss NGL’s results of operations is scheduled for 10:00 am Eastern Time (9:00 am Central Time) on Friday, May 27, 2016. Analysts, investors, and other interested parties may access the conference call by dialing (800) 291-4083 and providing access code 16922754. An archived audio replay of the conference call will be available for 7 days beginning at 12:00 pm Eastern Time (11:00 am Central Time) on May 27, 2016 and can be accessed by dialing (855) 859-2056 and providing access code 16922754.
Change of Prior Period Results

The Partnership has included a correction in this release related to recording and re-measuring contingent consideration related to certain acquisitions in its Water Solutions segment. Contingent consideration for royalty payments should have been recognized at fair value at the acquisition dates and classified as a liability with corresponding increases to goodwill. Contingent consideration classified as a liability should be re-measured to fair value at each reporting date until the contingency is resolved, with changes recognized in earnings. The Partnership has recorded an increase in goodwill and other non-current liabilities of $177.5 million and $104.3 million at December 31, 2015, respectively. Management has also recorded a reduction to operating expense of $37.8 million and $20.3 million for the quarters ended March 31, 2016 and 2015 respectively, and $90.7 million and $20.3 million for the years ended March 31, 2016, respectively.

Use of Non-GAAP Financial Measures
NGL defines EBITDA as net income (loss) attributable to parent equity, plus interest expense, gain on early extinguishment of debt, income tax expense (benefit), and depreciation and amortization expense. NGL defines Adjusted EBITDA as EBITDA excluding net unrealized gains and losses on derivatives, lower of cost or market adjustments, gains and losses on disposal or impairment of assets, and equity-based compensation expense. We also include in Adjusted EBITDA certain inventory valuation adjustments related to our refined products and renewables segment, as described below. EBITDA and Adjusted EBITDA should not be considered alternatives to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”) as those items are used to measure operating performance, liquidity or the ability to service debt obligations. NGL believes that EBITDA provides additional information to investors for evaluating NGL’s ability to make quarterly distributions to NGL’s unitholders and is presented solely as a supplemental measure. NGL believes that Adjusted EBITDA provides additional information to investors for evaluating NGL’s financial performance without regard to NGL’s financing methods, capital structure and historical cost basis. Further, EBITDA and Adjusted EBITDA, as NGL defines them, may not be comparable to EBITDA, Adjusted EBITDA, or similarly titled measures used by other entities.
Other than for NGL’s refined products and renewables segment, for purposes of the Adjusted EBITDA calculation, NGL makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is open, NGL records changes in the fair value of the derivative as an unrealized gain or loss. When a derivative contract matures or is settled, NGL reverses the previously recorded unrealized gain or loss and records a realized gain or loss. NGL does not draw such a distinction between realized and unrealized gains and losses on derivatives of NGL’s refined products and renewables segment. The primary hedging strategy of NGL’s refined products and renewables segment is to hedge against the risk of declines in the value of inventory over the course of the contract cycle, and many of the hedges are six months to one year in duration at inception. The “inventory valuation adjustment” row in the table below reflects the difference between the market value of the inventory of our refined products and renewables segment at the balance sheet date and its cost. We include this in Adjusted EBITDA because the gains and losses associated with derivative contracts of this segment, which are intended primarily to hedge inventory holding risk, also impact Adjusted EBITDA.
Distributable Cash Flow is defined as Adjusted EBITDA minus maintenance capital expenditures and cash interest expense. Maintenance capital expenditures represent capital expenditures necessary to maintain the Partnership’s operating capacity.
Distributable Cash Flow is a performance metric used by senior management to compare cash flows generated by the Partnership (excluding growth capital expenditures and prior to the establishment of any retained cash reserves by the Board of Directors) to the cash distributions expected to be paid to unitholders. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. This financial measure also is important to investors as an indicator of whether the Partnership is generating cash flow at a level that can sustain, or support an increase in, quarterly distribution rates. Actual distributions are set by the Board of Directors.
Forward Looking Statements

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. While NGL believes such forward-looking statements are reasonable, NGL cannot assure they will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in NGL’s annual report on Form 10-K, quarterly reports on Form 10-Q, and other public filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” NGL undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

About NGL Energy Partners LP
NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with five primary businesses: crude oil logistics, water solutions, liquids, retail propane and refined products and renewables. NGL completed its initial public offering in May 2011. For further information, visit the Partnership’s website at www.nglenergypartners.com.

NGL Energy Partners LP
Trey Karlovich, 918-481-1119
Chief Financial Officer and Executive Vice President
Trey.Karlovich@nglep.com

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Consolidated Balance Sheets
(U.S. Dollars in Thousands, except unit amounts)
(Unaudited)

	March 31,	December 31,
	2016	2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$28,176	$25,179
Accounts receivable-trade, net of allowance for doubtful accounts of $6,928 and $6,270, respectively	521,014	581,621
Accounts receivable-affiliates	15,625	3,812
Inventories	367,806	414,088
Prepaid expenses and other current assets	95,859	117,476
Assets held for sale	—	87,383
Total current assets	1,028,480	1,229,559

PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of $266,491 and $305,233, respectively	1,649,572	1,972,925
GOODWILL	1,315,362	1,700,154
INTANGIBLE ASSETS, net of accumulated amortization of $316,878 and $305,891, respectively	1,148,890	1,242,440
INVESTMENTS IN UNCONSOLIDATED ENTITIES	219,550	467,559
LOAN RECEIVABLE-AFFILIATE	22,262	23,258
OTHER NONCURRENT ASSETS	176,039	106,086
Total assets	$5,560,155	$6,741,981

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable-trade	$420,306	$511,309
Accounts payable-affiliates	7,193	11,042
Accrued expenses and other payables	214,426	193,295
Advance payments received from customers	56,185	73,662
Current maturities of long-term debt	7,907	7,600
Total current liabilities	706,017	796,908

LONG-TERM DEBT, net of debt issuance costs of $15,500 and $0, respectively, and current maturities	2,912,837	3,323,492
OTHER NONCURRENT LIABILITIES	247,236	117,488

COMMITMENTS AND CONTINGENCIES

EQUITY:
General partner, representing a 0.1% interest, 104,274 and 105,489 notional units, respectively	(50,816)	(34,358)
Limited partners, representing a 99.9% interest, 104,169,573 and 105,383,639 common units issued and outstanding, respectively	1,703,970	1,993,709
Accumulated other comprehensive loss	(157)	(148)
Noncontrolling interests	41,068	544,890
Total equity	1,694,065	2,504,093
Total liabilities and equity	$5,560,155	$6,741,981

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Consolidated Statements of Operations
(U.S. Dollars in Thousands, except unit amounts)
(Unaudited)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2016	2015	2016	2015
REVENUES:
Crude oil logistics	$362,292	$900,077	$3,217,079	$6,635,384
Water solutions	37,776	49,768	185,001	200,042
Liquids	332,975	543,819	1,194,479	2,243,825
Retail propane	135,179	203,172	352,977	489,197
Refined products and renewables	1,456,756	1,523,532	6,792,112	7,231,693
Other	462	403	462	1,916
Total Revenues	2,325,440	3,220,771	11,742,110	16,802,057

COST OF SALES:
Crude oil logistics	341,477	881,781	3,111,717	6,560,506
Water solutions	752	(2,555)	(7,336)	(30,506)
Liquids	282,961	478,524	1,037,118	2,111,614
Retail propane	60,340	109,948	156,757	278,538
Refined products and renewables	1,391,448	1,465,287	6,540,599	7,035,472
Other	182	36	182	2,583
Total Cost of Sales	2,077,160	2,933,021	10,839,037	15,958,207

OPERATING COSTS AND EXPENSES:
Operating	93,177	101,515	401,118	364,131
General and administrative	24,727	35,688	139,541	149,430
Depreciation and amortization	53,152	54,140	228,924	193,949
Loss on disposal or impairment of assets, net	317,726	6,545	320,766	41,184
Revaluation of liabilities	(36,257)	(12,264)	(82,673)	(12,264)
Operating (Loss) Income	(204,245)	102,126	(104,603)	107,420

OTHER INCOME (EXPENSE):
Equity in earnings of unconsolidated entities	2,113	4,599	16,121	12,103
Interest expense	(34,540)	(30,927)	(133,089)	(110,123)
Gain on early extinguishment of debt	28,532	—	28,532	—
Other income, net	2,634	34,808	5,575	37,171
(Loss) Income Before Income Taxes	(205,506)	110,606	(187,464)	46,571

INCOME TAX (EXPENSE) BENEFIT	(1,479)	645	367	3,622

Net (Loss) Income	(206,985)	111,251	(187,097)	50,193

LESS: NET LOSS (INCOME) ALLOCATED TO GENERAL PARTNER	127	(13,480)	(47,615)	(45,700)
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(1,951)	(4,164)	(14,857)	(13,223)
NET (LOSS) INCOME ALLOCATED TO LIMITED PARTNERS	$(208,809)	$93,607	$(249,569)	$(8,730)
BASIC AND DILUTED (LOSS) INCOME PER COMMON UNIT	$(1.99)	$0.97	$(2.38)	$(0.05)
BASIC AND DILUTED WEIGHTED AVERAGE COMMON UNITS OUTSTANDING	104,930,260	94,447,339	104,838,886	86,359,300

ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW RECONCILIATION
(Unaudited)

The following table reconciles NGL’s net (loss) income to NGL’s EBITDA, Adjusted EBITDA and Distributable Cash Flow:

	Three Months Ended		Year Ended
	March 31,		March 31,
	2016	2015	2016	2015
	(in thousands)
Net (loss) income	$(206,985)	$111,251	$(187,097)	$50,193
Less: Net income attributable to noncontrolling interests	(1,951)	(4,164)	(14,857)	(13,223)
Net (loss) income attributable to parent equity	(208,936)	107,087	(201,954)	36,970
Interest expense	33,606	29,256	126,514	106,594
Gain on early extinguishment of debt	(28,532)	—	(28,532)	—
Income tax expense (benefit)	1,480	(679)	(420)	(3,676)
Depreciation and amortization	55,165	48,217	217,893	191,998
EBITDA	(147,217)	183,881	113,501	331,886
Net unrealized losses on derivatives	5,749	20,973	1,255	7,559
Inventory valuation adjustment	21,559	—	24,390	—
Lower of cost or market adjustments	(13,257)	(15,430)	(5,932)	16,806
Loss on disposal or impairment of assets, net	317,727	6,594	320,783	41,274
Equity-based compensation expense (1)	6,104	6,361	58,816	42,890
Acquisition expense (2)	1,131	2,934	2,002	23,198
Revaluation of liabilities (3)	(37,755)	(20,309)	(90,700)	(20,309)
Adjusted EBITDA	154,041	185,004	424,115	443,304
Cash Interest expense	(28,419)	(27,134)	(117,185)	(92,490)
Maintenance capital expenditures (4)	2,629	(4,328)	(30,422)	(30,915)
Distributable Cash Flow	$128,251	$153,542	$276,508	$319,899

(1)
Equity-based compensation expense in the table above may differ from equity-based compensation expense reported in the footnotes to our consolidated financial statements included in our Annual Report on Form 10-K. Amounts reported in the table above include expense accruals for bonuses expected to be paid in common units, whereas the amounts reported in the footnotes to our consolidated financial statements only include expenses associated with equity-based awards that have been formally granted.

(2)
During the years ended March 31, 2016 and 2015, we recorded $2.0 million and $7.4 million, respectively, of expense related to legal and advisory costs associated with acquisitions. During the year ended March 31, 2015, we recorded $15.8 million of compensation expense associated with acquisitions (including certain bonuses that the previous owners of Gavilon Energy granted to employees, contingent upon the successful completion of the sale of the business, and compensation expense related to termination benefits for certain TransMontaigne Inc. employees).

(3)
Amount represents the non-cash valuation adjustment of contingent consideration liabilities, offset by the cash payments, related to royalty agreements acquired as part of acquisitions in our Water Solutions segment.

(4) Excludes TLP maintenance capital expenditures.

ADJUSTED EBITDA RECONCILIATION BY SEGMENT

	Three Months Ended March 31, 2016
	Crude Oil Logistics	Water Solutions	Liquids	Retail Propane	Refined Products and Renewables	Corporate and Other	Consolidated
	(in thousands)
Operating (loss) income	$(53,434)	$(357,973)	$23,353	$32,111	$167,473	$(15,775)	$(204,245)
Depreciation and amortization	9,267	24,779	4,356	9,281	4,041	1,428	53,152
Amortization recorded to cost of sales	63	—	261	—	1,274	—	1,598
Net unrealized losses (gains) on derivatives	5,337	1,922	(1,845)	335	—	—	5,749
Inventory valuation adjustment	—	—	—	—	21,559	—	21,559
Lower of cost or market adjustments	—	—	—	—	(13,257)	—	(13,257)
Loss (gain) on disposal or impairment of assets, net	52,837	380,759	11,785	(245)	(127,393)	—	317,743
Equity-based compensation expense	—	—	—	—	(361)	5,786	5,425
Acquisition expense	—	—	—	—	—	1,131	1,131
Equity in earnings (losses) of unconsolidated entities	596	(183)	—	(192)	1,892	—	2,113
Other (expense) income, net	(293)	792	3	243	(57)	1,946	2,634
Depreciation and amortization of unconsolidated entities	2,484	211	—	98	2,044	—	4,837
Adjusted EBITDA attributable to noncontrolling interest	—	(973)	—	(796)	(4,874)	—	(6,643)
Revaluation of liabilities	—	(37,755)	—	—	—	—	(37,755)
Adjusted EBITDA	$16,857	$11,579	$37,913	$40,835	$52,341	$(5,484)	$154,041

	Three Months Ended March 31, 2015
	Crude Oil Logistics	Water Solutions	Liquids	Retail Propane	Refined Products and Renewables	Corporate and Other	Consolidated
	(in thousands)
Operating (loss) income	$(10,519)	$16,950	$49,104	$47,246	$18,042	$(18,697)	$102,126
Depreciation and amortization	9,025	21,146	4,090	8,623	10,399	857	54,140
Amortization recorded to cost of sales	109	—	472	—	1,232	15	1,828
Net unrealized losses (gains) on derivatives	3,441	9,264	(4,760)	884	12,144	—	20,973
Lower of cost or market adjustments	(9,256)	—	(657)	—	(5,517)	—	(15,430)
Loss (gain) on disposal or impairment of assets, net	3,466	3,119	29	(20)	96	(96)	6,594
Equity-based compensation expense	—	—	—	—	116	6,245	6,361
Acquisition expense	—	—	—	—	545	2,389	2,934
Equity in earnings (losses) of unconsolidated entities	1,311	(29)	—	—	3,317	—	4,599
Other income (expense), net	30,101	3,202	7	459	(94)	1,133	34,808
Depreciation and amortization of unconsolidated entities	2,538	478	—	—	1,863	—	4,879
Adjusted EBITDA attributable to noncontrolling interest	—	(828)	—	(798)	(16,873)	—	(18,499)
Revaluation of liabilities	$—	$(20,309)	$—	$—	$—	$—	$(20,309)
Adjusted EBITDA	$30,216	$32,993	$48,285	$56,394	$25,270	$(8,154)	$185,004